Exhibit 99.1

Anika Therapeutics, Inc. Renews Shareholder Rights Plan

BEDFORD, Mass.--(BUSINESS WIRE)--Anika Therapeutics, Inc. (NASDAQ: ANIK) announced today that its Board of Directors has renewed its Shareholder Rights Plan. The renewed plan is similar to the original plan that had been in existence for 10 years and is due to expire soon. Shareholder rights plans are designed to strengthen the ability of a board of directors to protect a company’s stockholders against abusive or coercive takeover tactics that are not in the best interests of the company and its stockholders.

Details of the plan can be found in Anika’s Form 8-K, which will be filed shortly with the Securities and Exchange Commission.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products include ORTHOVISC®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by DePuy Mitek; HYVISC®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.; the ELEVESS™ family of aesthetic dermatology products for facial wrinkles, scar remediation and lip augmentation; AMVISC®, AMVISC® Plus, STAARVISC™-II and Shellgel™ injectable viscoelastic HA products for ophthalmic surgery; INCERT®, an HA-based anti-adhesive for surgical applications; ORTHOVISC® Mini a treatment for osteoarthritis targeting small joints and available in Europe, MONOVISC™ a single-injection osteoarthritis product based on our proprietary cross-linking technology and scheduled to launch in Europe mid year 2008, and next generation products for joint health and aesthetic dermatology based on the Company’s proprietary, chemically modified HA.

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., 781-457-9000
CEO
or
Kevin W. Quinlan, 781-457-9000
CFO